Exhibit 99.1

Washington Prime Group Reports Third Quarter 2018 Results

- Total portfolio leasing volume at 3.1 million square feet through September 30

COLUMBUS, OH - October 24, 2018 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the third quarter ended September 30, 2018 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are included in this release.

	Three Months Ended September 30,
(per share amounts)	2018	2017
Net income (loss) per diluted share	$0.00	$(0.06)
FFO per diluted share¹	$0.37	$0.37

(1)	A reconciliation of net income (loss) attributable to common shareholders to funds from operations (FFO) is included in this release.

Business Highlights

•
The year-over-year difference in net income for the three months ended September 30 is primarily due to an impairment loss resulting from property dispositions recorded during the third quarter of 2017, with no such charge occurring in the third quarter of 2018.

•
Occupancy for the Company’s 41 Tier One enclosed retail properties (“Tier One”) increased 100 basis points to 93.6% as of September 30, 2018, compared to a year ago, demonstrating strong leasing demand.

•
Combined Tier One and Open Air comparable net operating income (NOI) decreased 0.5% during the third quarter of 2018, demonstrating continued stable performance. As of September 30, 2018, Tier One and Open Air assets represented approximately 90% of core portfolio NOI.

•	Leasing continues to be robust with total leasing volume for the core portfolio totaling 3.1 million square feet during the nine months ended September 30, 2018.

•	Lifestyle tenancy, which includes food, beverage, entertainment, home furnishings, fitness and services accounted for 63% of total new leasing activity during the nine months ended September 30, 2018.

•
The Company has allocated approximately $300 million to $350 million of capital necessary to reposition 28 department store spaces over a three to five year period. These costs are included in the Company's previously anticipated redevelopment spend of approximately $100 million to $125 million per annum. This excludes spaces owned by non-retailers including Seritage Growth Properties (“Seritage”).

Lou Conforti, CEO and Director stated: “Let’s cut to the chase. First, we are reaffirming fiscal 2018 FFO guidance between $1.48 and $1.56 per diluted share, and third quarter 2018 FFO was $0.37. Second, this reaffirmation as well as our increased, yet measured, optimism is in spite of a certain department store established in Chicago 126 years ago filing for Chapter 11 bankruptcy protection on October 15. Remember the Brady Bunch drinking game where everybody had to chug a beverage when Marcia said ‘groovy’ or Alice was caught making out with Sam the Butcher? In similar fashion, Mark, Lisa and I have to imbibe (Fresca, Tab and Fanta Red Cream Soda, respectively) every time the name of this retailer is mentioned. This has become somewhat of an issue as we’ve run out of red plastic cups. One final comment which places this bankruptcy filing into perspective: Where do you think Greg purchased his groovy shirts?

“We recently supplemented our institutional investor presentation and supplemental with a detailed progress report for the 28 department store spaces we consider ‘at risk’. Within our Tier One and Open Air portfolios, excluding those spaces owned by Seritage and other non-retailers, we are actively planning redevelopment and/or are in discussions for 24 of the 28 spaces. Stay tuned. As I stated last quarter, ‘future prospects for Washington Prime Group are brighter today’ and the resolution of the aforementioned department stores provides us with increased visibility to further our dominant secondary town center mandate.

“Turning to operating metrics, leasing space is the most relevant benchmark of a landlord with one caveat: It is imperative we diversify tenancy in order to attract guests which span across the socioeconomic, gender and age continuum. This is exactly what Washington Prime Group has accomplished.

“Total leasing volume for the nine months ended September 30 was a robust 3.1 million square feet, of which 63% of new deals was Lifestyle tenancy as we continue to incent our leasing professionals to diversify tenancy, and over 160 incentive-qualifying leases year-to-date show its working. Of the 3.1 million square feet, 665,000 is attributable to 11 leases in excess of 20,000 square feet and nine of these leases were in excess of 50,000 square feet. This accelerated big box leasing is a testament to our hybrid concept which captures both enclosed and open air components. I am of the adamant belief this serves as a differentiating factor within our secondary marketplaces as these demographic constituencies appreciate the convenience of ‘one stop shopping’ our assets offer. Just to be clear, inline leasing e.g. space under 20,000 square feet hasn’t been neglected as illustrated by a 19% increase for new deals during the first nine months of 2018 when compared to a year ago.

“Overall occupancy for core assets increased 20 basis points year-over-year, of which I am happy to report Tier One rose 100 basis points. Open Air decreased 60 basis points to 94.7%, primarily attributable to the Toys R Us bankruptcy, while Tier Two enclosed properties declined a modest 30 basis points to 86.8%. To place into perspective, the combined occupancy of Tier One and Open Air increased 20 basis points to 94.1% which is the highest in over three years.

“Occupancy cost which provides a measure of tenant operating efficacy is, in my opinion, the quintessential litmus test. Think about it, Washington Prime Group offers its tenancy cost-effective space without the saturated landscape of a primary catchment. We have exhibited one of the best occupancy cost ratios within the sector and the previous quarter was no exception as overall occupancy cost declined 30 basis points compared to a year ago to 12.3%, which included a Tier One decrease of 20 basis points to 12.1% and Tier Two decrease of 30 basis points to 13.6%. Same overall positive trend with respect to inline sales as indicated by an increase of 1.1% to $376 per square foot, compared to a year ago, of which Tier One increased 1.0% to $397 per square foot, while Tier Two decreased 2.0% to $287 per square foot.

“Combined Tier One and Open Air comparable NOI decreased a modest 0.5% during the third quarter of 2018 demonstrating continued stable performance from assets which account for 90% of total NOI. During the third quarter of 2018, Tier One and Tier Two comparable NOI declined 1.4% and 9.5%, respectively, while Open Air increased 1.7%. Overall releasing spreads decreased 7.1% on a trailing 12 month basis, with Enclosed decreasing 9.9% and Open Air increasing 3.6%.

“It is important to address a basic reality. Many of our assets have been neglected for twenty or so years. Nonetheless, we have exhibited cash flow stability for two basic reasons: Our guests continue to shop and tenants operate profitably at our locations. I mention this because as we transform our assets via such measures as operational enhancement, tenant diversification, common area activation and symbiotic redevelopment, we will make decisions which serve to strengthen our Company over the long haul. If this means ‘flattish’ e.g. minimally variant cash flow over the short term, then so be it, as I am confident our strategy will ultimately result in outsized growth. In a utopian idyllic, we’d experience stair step comparable NOI growth and I’d ride to work atop a unicorn traversing a rainbow highway while rocking one of Greg Brady’s groovy shirts. By the way, Washington Prime Group would also not trade with an FFO multiple akin to a de facto liquidating trust.

“The progress Washington Prime Group has witnessed over the previous two years is admirable and I thank my colleagues who contribute by grinding it out every single day. They understand progress is incremental and a dog park in Albuquerque can be just as important as an ALDI-anchored redevelopment in Kokomo. Their hard work has resulted in better assets, improved operations and stronger finances as well as our Company distancing itself from its peers.

Bottom line: Washington Prime Group has the foresight, dough and work ethic to achieve our goals and I sure as heck wouldn’t bet against us.”

Third Quarter Results

Net income attributable to common shareholders for the third quarter of 2018 was $0.5 million, or $0.00 per diluted share, compared to net loss of $11.9 million, or $0.06 per diluted share, a year ago. Funds from Operations (FFO) for the third quarter of 2018 were $82.1 million, or $0.37 per diluted share. This compares to $81.5 million, or $0.37 per diluted share, during the same quarter a year ago.

Comparable NOI for the core portfolio decreased 1.5% during the third quarter of 2018, compared to the same period a year ago, primarily due to the impact of retailer bankruptcies. Comparable NOI for the Company’s 41 Tier One enclosed retail properties decreased 1.4% during the third quarter of 2018, compared to the same period a year ago. Comparable NOI growth for the Company’s 51 Open Air properties increased 1.7% during the third quarter of 2018, compared to a year ago.

Operational Highlights

Ending occupancy for the core portfolio was 93.1% as of September 30, 2018, compared to 92.9% a year ago. Base rent per square foot for the core portfolio was $21.71 as of September 30, 2018, compared to $21.75 per square foot a year ago. Inline store sales at core enclosed retail properties were $376 per square foot for the twelve months ended September 30 2018, an increase of 1.1%, compared to $372 per square foot a year ago. Operating metrics by asset group can be found in the third quarter 2018 Supplemental Information report available on the Company’s website.

Financial Activity

Dispositions

On July 27, 2018, the Company completed the sale of the third tranche of restaurant outparcels to FCPT Acquisitions, LLC ("Four Corners") pursuant to the purchase and sale agreement executed on September 20, 2017 between the Company and Four Corners. The third tranche consisted of two outparcels for an allocated purchase price of approximately $4.6 million. The Company received net proceeds of approximately $4.5 million, which were used to reduce corporate debt and for ongoing redevelopment efforts. The Company expects to close on the majority of the approximately $43.0 million of remaining outparcels during the fourth quarter of 2018, subject to due diligence and closing conditions.

Mortgage Loans

On September 27, 2018, the Company closed on a $35.0 million loan secured by Southgate Mall, a Tier One property located in Missoula, Montana. The interest-only loan bears interest at a fixed rate of 4.48%. The loan will initially mature on September 27, 2021, subject to two one-year extensions available at the Company's option subject to compliance with the terms of the underlying loan agreement and payment of customary extension fees. Proceeds were used to reduce corporate debt and for ongoing redevelopment efforts.

On October 23, 2018, the $94.0 million mortgage loan secured by Rushmore Mall, located in Rapid City, South Dakota, was extinguished upon the property transition to the lender. The Company will recognize a gain on debt extinguishment related to the transition of approximately $51.0 million during the fourth quarter of 2018.

Redevelopment Highlights

The Company continues to proactively manage its exposure to traditional department stores situated within its Tier One and Open Air assets. This has been accomplished by the continued redevelopment of owned department store spaces as well as the acquisition of high quality spaces owned by retailers. These capital allocation decisions continue to further the Company's dominant secondary town center mandate via differentiated adaptive reuse where sales volume increases up to threefold.

In September 2018, the Company supplemented its institutional investor presentation with a detailed progress report on 28 department store spaces, which includes Sears exposure, in its Tier One and Open Air portfolios, excluding those spaces owned by Seritage or other non-retailers. The Company is in active planning and negotiations to redevelop 24 of the 28 spaces. The aforementioned presentation is available on the investor relations section of the Company’s website. In addition, a summary of the department store redevelopment status can be found in the third quarter 2018 Supplemental Information report available on the Company’s website.

2018 Guidance

The Company reaffirms guidance for fiscal 2018 net income attributable to common shareholders in the range of $0.26 to $0.36 per diluted share and fiscal 2018 FFO in a range of $1.48 to $1.56 per diluted share. The guidance excludes gains from the closing of any of the remaining tranches of the Four Corners outparcel dispositions during the fourth quarter as well as the approximately $51.0 million gain on the extinguishment of the Rushmore Mall mortgage debt as discussed above.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2018:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.26	$0.36
Depreciation and amortization including share of unconsolidated entities	1.22	1.20
Estimated FFO per diluted share	$1.48	$1.56

Driven primarily by the recent Sears bankruptcy, the Company is now expecting comparable NOI to decline around 2% over the prior year. Additionally, a downward revision of the Company’s estimate for property tax recoveries and some recent adverse property liability claims contributed to the revised outlook for comparable NOI. There were no other significant changes to key assumptions previously provided, which are detailed in the third quarter 2018 Supplemental Information report available on the Company’s website.

The following table provides a reconciliation of net income from GAAP financial statements to the Company’s NOI projection for the year:

(Dollars in thousands)
Fiscal Year 2018
Operating income	$189,900
Depreciation and amortization	241,000
General and administrative	39,000
Management fees and property allocated corporate expense	18,500
Pro-rata share of unconsolidated joint venture in comp NOI	73,000
Non-comparable properties and other (1)	(28,900)
Noncore properties	(12,500)
Projected comparable NOI	$520,000

Projected comparable NOI year-over-year growth (2)	(2.0)%

(1) Includes fee income, lease termination fees, straight line rents, fair market adjustments and NOI for non-comparable properties.
(2) Reported 2017 comparable NOI adjusted for actual and projected property dispositions was $530.9 million.

For the fourth quarter of 2018, the Company estimates net income attributable to common shareholders to be in the range of $0.06 to $0.09 per diluted share and FFO to be in the range of $0.36 to $0.39 per diluted share. The fourth quarter guidance excludes the anticipated gain on the debt extinguishment related to Rushmore Mall as well as gains from sales of any of the remaining outparcels to Four Corners.

A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the fourth quarter of 2018 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.06	$0.09
Depreciation and amortization including share of unconsolidated entities	0.30	0.30
Estimated FFO per diluted share	$0.36	$0.39

Earnings Call and Webcast on October 25
Washington Prime Group will host a conference call at 11:00 a.m. Eastern Time on Thursday, October 25, 2018, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 7075197. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers) and using the passcode 7075197, beginning on Thursday, October 25, 2018, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, November 8, 2018.

Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® and Shelby’s Sugar Shop® are registered trademarks of the Company. Trademark and patent registrations for Tangible™ are currently pending. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

###

CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Minimum rent	$123,822	$122,942	$368,948	$389,491
Overage rent	1,822	1,687	5,251	5,818
Tenant reimbursements	49,105	50,239	145,343	159,150
Other income	5,167	4,452	19,442	16,426
Total revenues	179,916	179,320	538,984	570,885

Expenses:
Property operating	(37,885)	(37,098)	(110,196)	(109,506)
Real estate taxes	(22,145)	(20,401)	(65,280)	(69,661)
Advertising and promotion	(1,875)	(2,112)	(5,886)	(6,539)
Total recoverable expenses	(61,905)	(59,611)	(181,362)	(185,706)
Depreciation and amortization	(71,010)	(65,383)	(196,100)	(199,514)
Provision for credit losses	(497)	(796)	(4,454)	(4,280)
General and administrative	(9,124)	(8,108)	(29,969)	(26,027)
Impairment loss	—	(20,892)	—	(29,401)
Ground rent	(197)	(237)	(592)	(2,264)
Total operating expenses	(142,733)	(155,027)	(412,477)	(447,192)

Operating Income	37,183	24,293	126,507	123,693

Interest expense, net	(36,582)	(34,344)	(105,627)	(98,113)
Gain on extinguishment of debt, net	—	—	—	21,221
Income and other taxes	227	(448)	(859)	(2,996)
Loss from unconsolidated entities, net	(577)	(165)	(310)	(781)
Gain on disposition of interests in properties, net	3,864	—	20,108	125,436

Net income (loss)	4,115	(10,664)	39,819	168,460

Net income (loss) attributable to noncontrolling interests	144	(2,269)	4,730	25,070
Net income (loss) attributable to the Company	3,971	(8,395)	35,089	143,390
Less: Preferred share dividends	(3,508)	(3,508)	(10,524)	(10,524)
Net income (loss) attributable to common shareholders	$463	$(11,903)	$24,565	$132,866

Earnings (loss) Per Share:
Earnings (loss) per common share, basic and diluted	$0.00	$(0.06)	$0.13	$0.71

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	September 30, 2018	December 31, 2017

Assets:
Investment properties at cost	$5,892,708	$5,761,714
Construction in progress	52,544	46,046
	5,945,252	5,807,760
Less: accumulated depreciation	2,265,857	2,139,620
	3,679,395	3,668,140

Cash and cash equivalents	73,107	52,019
Tenant receivables and accrued revenue, net	78,265	90,314
Investment in and advances to unconsolidated entities, at equity	446,301	451,839
Deferred costs and other assets	197,870	189,095
Total assets	$4,474,938	$4,451,407

Liabilities:
Mortgage notes payable	$1,090,680	$1,157,082
Notes payable	981,858	979,372
Unsecured term loans	685,226	606,695
Revolving credit facility	315,717	154,460
Accounts payable, accrued expenses, intangibles, and deferred revenues	233,493	264,998
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,325,387	3,181,020

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,245,943	1,240,483
Accumulated deficit	(464,971)	(350,594)
Accumulated other comprehensive income	14,484	6,920
Total stockholders' equity	998,051	1,099,404
Noncontrolling interests	148,235	167,718
Total equity	1,146,286	1,267,122
Total liabilities, redeemable noncontrolling interests and equity	$4,474,938	$4,451,407

CALCULATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Funds from Operations ("FFO"):
Net income (loss)	$4,115	$(10,664)	$39,819	$168,460
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(10,704)	(10,704)
Real estate depreciation and amortization, including joint venture impact	81,525	74,838	225,079	224,438
Impairment loss on depreciable real estate, and (gain) on disposition of interests in properties, net	—	20,892	(1,755)	(96,035)
FFO	$82,072	$81,498	$252,439	$286,159

Adjusted Funds from Operations:
FFO	$82,072	$81,498	$252,439	$286,159
Gain on extinguishment of debt, net	—	—	—	(21,221)
Adjusted FFO	$82,072	$81,498	$252,439	$264,938

Weighted average common shares outstanding - diluted	223,993	222,310	223,796	222,112

FFO per diluted share	$0.37	$0.37	$1.13	$1.29
Total adjustments	$—	$—	$—	$(0.10)
Adjusted FFO per diluted share	$0.37	$0.37	$1.13	$1.19

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Variance $	2018	2017	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$37,183	$24,293	$12,890	$126,507	$123,693	$2,814

Depreciation and amortization	71,010	65,383	5,627	196,100	199,514	(3,414)
General and administrative	9,124	8,108	1,016	29,969	26,027	3,942
Impairment loss	—	20,892	(20,892)	—	29,401	(29,401)
Fee income	(2,562)	(2,247)	(315)	(7,044)	(5,770)	(1,274)
Management fee allocation	21	54	(33)	5	567	(562)
Pro-rata share of unconsolidated joint ventures in comp NOI	18,791	17,000	1,791	54,216	39,272	14,944
Property allocated corporate expense	3,577	3,407	170	10,758	9,816	942
Non-comparable properties and other (1)	(1,246)	524	(1,770)	(4,106)	(507)	(3,599)
NOI from sold properties	70	(2,160)	2,230	64	(7,894)	7,958
Termination income	(197)	(397)	200	(2,221)	(3,177)	956
Straight-line rents	(1,131)	(168)	(963)	(3,154)	(999)	(2,155)
Ground lease adjustments for straight-line and fair market value	13	20	(7)	38	50	(12)
Fair market value and inducement adjustments to base rents	(3,847)	(1,273)	(2,574)	(7,962)	(6,319)	(1,643)
Less: Noncore properties (2)	(2,902)	(3,627)	725	(9,994)	(11,960)	1,966
Comparable NOI - core portfolio	$127,904	$129,809	$(1,905)	$383,176	$391,714	$(8,538)
Comparable NOI percentage change - core portfolio			-1.5%			-2.2%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the three noncore properties held in each period presented.